Filed pursuant to Rule 433 Registration Nos.: 333-165171 and 333-165171-04

«PxgDetails« $1.54bln NAROT 12-A PRIME AUTO LOAN

LEAD MANAGERS: J.P.MORGAN(Str), CreditAg, HSBC CLASS A CO-MANAGERS: Citi,BOTM,RBC,SG,BarCap,Mizuho

ClS	$AMT(MM)	M/F	WAL	PXG	%	COUPON	$
A1	379.000	P-1/F1+	0.32	IL -22	0.35860	0.35860	100.00000
A2	485.000	Aaa/AAA	1.10	EDSF+ 6	0.549	0.540	99.99080
A3	514.000	Aaa/AAA	2.30	IS+ 15	0.737	0.730	99.98662
A4	162.714	Aaa/AAA	3.55	IS+ 25	1.011	1.000	99.96906

EXPECTED PRICING	: PXD
EXPECTED SETTLE	: 02/22/12
PRICING SPEED	: 1.3% ABS WITH 5% CLEAN-UP CALL
ERISA ELIGIBLE	: YES
OFFERING TYPE	: PUBLIC
BBG TICKER	: NAROT 2012-A
BILL & DELIVER	: J.P.MORGAN
CUSIPS	: A1:65475UAA0, A2:65475UAB8, A3:65475UAC6, A4:65475UAD4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.